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    EXHIBIT 21

                    SUBSIDIARIES OF THE WESTWOOD GROUP, INC.

Wonderland Greyhound Park, Inc. (Massachusetts corporation)
Foxboro Park, Inc. (Massachusetts corporation)
Foxboro Harness, Inc. (Massachusetts corporation)
Foxboro Thoroughbred, Inc. (Massachusetts corporation)
Wonderland Parking, Inc. (Massachusetts corporation)



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